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                                                                    EXHIBIT 4.12

                       SUPPLEMENTAL DEBENTURE AGREEMENT
                       --------------------------------

     THIS SUPPLEMENTAL DEBENTURE AGREEMENT, dated as of November 22, 1996, is made pursuant to Article VIII.2 of the Debenture Agreement dated as of September 27, 1995 (the "Debenture Agreement") pursuant to which Cupertino National Bancorp, a California corporation ("Cupertino"), has issued 11.5% Senior Subordinated Debentures due 2005 (the "Debentures"). All capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Debenture Agreement.

                                   RECITALS

     WHEREAS, Article III of the Debenture Agreement provides that the aggregate principal amount of Debentures which may be delivered under the Debenture Agreement is limited to $2,500,000, except for Debentures delivered upon registration or transfer of, or in exchange for, or in lieu of, other Debentures, as provided therein.

     WHEREAS, Article VIII.2 of the Debenture Agreement provides that Cupertino may, when authorized by a Board Resolution and with the consent of the Holders of the Outstanding Debentures, enter into a Supplemental Debenture Agreement for the purpose of changing in any manner or eliminating any of the provisions of the Debenture Agreement.

     WHEREAS, on September 21, 1995, the Board of Directors of Cupertino authorized and approved an increase in the aggregate amount of Debentures to be offered by Cupertino pursuant to the Debenture Agreement to $3,000,000.

     WHEREAS, Cupertino obtained the consent of the Holders of the Outstanding Debentures, each of whom is listed on Exhibit A-1 hereto, that any limitation imposed by the Debenture Agreement, Debenture, Private Placement Offering Memorandum, Subscription Agreement or any other documents concerning the Debentures which provides that the aggregate principal amount of Debentures is limited to $2,500,000, be amended to reflect that the aggregate amount of Debentures to be offered by Cupertino pursuant to the Debenture Agreement shall be $3,000,000.

     WHEREAS, Cupertino desires to amend the Debenture Agreement to reflect that the aggregate amount of Debentures to be issued under and pursuant to the Debenture Agreement by Cupertino shall be $3,000,000.

                                   AMENDMENT

     NOW, THEREFORE, Cupertino hereby amends the Debenture Agreement to reflect that the aggregate amount of Debentures to be issued under and pursuant to the Debenture Agreement by Cupertino shall be $3,000,000 by substituting "$3,000,000", wherever "$2,500,000" appears in the Debenture Agreement.
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                              GENERAL PROVISIONS

          As amended by this Supplemental Debenture Agreement, the Debenture Agreement is in all respects ratified and confirmed and, as amended by this Supplemental Debenture Agreement, shall be read, taken and construed as one and the same instrument.

          This Supplemental Debenture Agreement shall become a legally effective and binding instrument as of the date hereof.

          This Supplemental Debenture Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument.

          IN WITNESS WHEREOF, Cupertino has caused this Supplemental Debenture Agreement to be duly signed and acknowledged by its officers all as of the day and year first above written.

                                            CUPERTINO NATIONAL CORPORATION


                                            By: /s/ Steven C. Smith
                                                -------------------
                                                Steven C. Smith, Executive Vice
                                                President and Chief Operating
                                                Officer

Attest:

--------------------------
       Secretary

          See Exhibit A-1 hereto, which supersedes Exhibit A, for the list of Debentureholders who duly executed Subscription Agreements that were accepted by Cupertino and pursuant to which they agreed to be bound by the terms of the Debenture Agreement and are deemed to have executed and delivered the Debenture Agreement by virtue of their execution and delivery of such Subscription Agreements.